Exhibit 23.1
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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 and in the related Joint Proxy Statement/Prospectus of Implant Innovations International Corporation and Biomet, Inc. of our report dated July 3, 1999, on our audits of the consolidated financial statements and financial statement schedule of Biomet, Inc. and subsidiaries at May 31, 1999 and 1998, and for each of the three years in the period ended May 31, 1999, which report appears in Biomet's Annual Report on Form 10-K for the year ended May 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.




                                          /s/PricewaterhouseCoopers LLP



South Bend, Indiana
October 7, 1999